UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2011 (April 7, 2011)
CVR PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35120 (Commission File Number)	56-2677689 (I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.
Initial Public Offering
          On April 13, 2011, CVR Partners, LP (the “Partnership” or “we”), completed our initial public offering (the “Offering”) of 22,080,000 common units representing limited partner interests (“Common Units”) at a public offering price of $16.00 per common unit pursuant to a Registration Statement on Form S-1, as amended (File No. 333-171270) (the “Registration Statement”). The 22,080,000 common units include 19,200,000 common units initially sold by us and 2,880,000 common units sold by us pursuant to the exercise of the option granted to the Underwriters (as defined below) to purchase additional common units, which option was exercised April 8, 2011 and closed simultaneously with the Offering. The common units sold in the Offering represent approximately 30.2% of the common units outstanding as of the closing of the Offering. Coffeyville Resources, LLC, a wholly-owned subsidiary of CVR Energy (“CRLLC”), owns the remaining 69.8% of our common units. In connection with the Offering, we and our operating subsidiary entered into a series of new agreements and amended and restated existing intercompany agreements with CVR Energy and its subsidiaries.
Underwriting Agreement
          To effectuate the Offering, we, Coffeyville Resources Nitrogen Fertilizers, LLC, our direct wholly-owned subsidiary (“CRNF”), CVR GP, LLC, our general partner that is an indirect wholly-owned subsidiary of CVR Energy (“CVR GP”) and CRLLC and Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named therein (the “Underwriters”), entered into an Underwriting Agreement, dated April 7, 2011 and attached hereto as Exhibit 1.1. Pursuant to the Underwriting Agreement, we sold 22,080,000 common units to the Underwriters (including 2,880,000 common units issued upon the exercise of the Underwriters’ over-allotment option) who resold them to the public. The Underwriting Agreement contained customary representations, warranties and agreements of the parties. We, CVR GP, CRNF and CRLLC agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.
Amended and Restated Contribution, Conveyance and Assumption Agreement
          In order to facilitate the consummation of the Offering, on April 7, 2011 CRLLC, CVR GP, CVR Special GP, LLC (“CVR Special GP”) and Coffeyville Acquisition III LLC (“CA III”) entered into an amended and restated contribution, conveyance and assumption agreement (the “Amended and Restated Contribution Agreement”) with CRNF and us. Pursuant to this agreement, (1) we distributed all of our cash on hand (approximately $54.0 million), other than cash in respect of prepaid sales, to CRLLC on April 12, 2011, (2) CVR Special GP exchanged its 33,303,000 special GP units (which entitled the holder thereof to certain joint management rights in concert with CVR GP) for 50,869,080 of our common units (which have the rights specified below under “Second Amended and Restated Limited Partnership Agreement”), (3) CRLLC exchanged its 30,333 special LP units for 50,920 of our common units, (4) CVR Special GP merged with and into CRLLC, (5) we used the net proceeds of the Offering to repay CRLLC in satisfaction of our obligation to reimburse it for certain capital expenditures it made with respect to our nitrogen fertilizer business prior to October 24, 2007 (approximately $18.4 million), to make a distribution to CRLLC ($117.1 million), and to redeem our incentive distribution rights (“IDRs”) from CVR GP for $26.0 million, with the remainder to be used for general partnership purposes ($167.0 million), (6) CRLLC and CVR GP executed an amended and restated partnership agreement (as described in more detail below), (7) CVR GP distributed the proceeds it received from the redemption of the IDRs to CA III and (8) CA III sold its interest in CVR GP to CRLLC for $1,000.

Second Amended and Restated Limited Partnership Agreement
          In connection with the Offering, CVR GP and CRLLC entered into the second amended and restated agreement of limited partnership of the Partnership, dated April 13, 2011.
          Description of Partnership Interests
          The limited partnership agreement provides for two types of partnership interests: (1) common units representing limited partner interests and (2) a non-economic general partner interest, which is held by CVR GP, our general partner and a wholly-owned indirect subsidiary of CVR Energy.
          Common units. The common units represent limited partner interests in the Partnership and entitle holders to participate in partnership distributions and allocations and exercise the rights and privileges provided to limited partners under our partnership agreement. Following the consummation of the Offering, CVR Energy’s indirect wholly-owned subsidiary, CRLLC, owns 69.8% of the common units, and members of the public own the remaining 30.2% of the common units.
          General partner interest. The general partner interest, which is held solely by our general partner, CVR GP, LLC, a wholly-owned subsidiary of CRLLC, entitles the holder to manage the business and operations of the Partnership, but does not entitle the holder to participate in Partnership distributions or allocations. Our general partner can be sold without the consent of other partners in the Partnership.
          Management of the Partnership
          Our general partner manages our operations and activities as specified in the partnership agreement. Our general partner is managed by its board of directors whose members are appointed by CRLLC. Actions by the general partner that are made in its individual capacity are made by CRLLC as the sole member of the general partner and not by its board of directors. The members of the board of directors of our general partner are not elected by the unitholders and are not subject to re-election on a regular basis in the future. The officers of the general partner manage the day-to-day affairs of our business.
          Cash Distributions by the Partnership
          We will make cash distributions to holders of common units pursuant to our general partner’s determination of the amount of available cash for the applicable quarter, which will then be distributed to holders of common units, pro rata. The partnership agreement permits us to borrow to make quarterly distributions, but we are not required, and do not intend, to do so. We do not have a legal obligation to pay distributions in any quarter, and the amount of distributions paid under our cash distribution policy and the decision to make any distributions is determined by the board of directors of our general partner in its sole discretion.
          Voting Rights
          The partnership agreement provides that various matters require the approval of a “unit majority.” A unit majority requires the approval of a majority of the common units (including units held by CVR Energy’s wholly-owned subsidiary CRLLC). In voting their units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in our best interests and the best interests of our limited partners.
The following is a summary of the vote requirements specified for certain matters under the partnership agreement:
•	Issuance of additional units: no approval right.

•	Amendment of the partnership agreement: certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

•	Merger of the Partnership or the sale of all or substantially all of the Partnership’s assets: unit majority in certain circumstances.

•	Dissolution of the Partnership: unit majority.

•	Continuation of the Partnership upon dissolution: unit majority.

•	Withdrawal of the general partner: under most circumstances, a unit majority, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to March 31, 2021.

•	Removal of the general partner: not less than 66 2/3% of the outstanding units including units held by our general partner and its affiliates.

•	Transfer of the general partner’s general partner interest: our general partner may transfer all, but not less than all, of its general partner interest in the Partnership without a vote of any unitholders to an affiliate or to another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding units, excluding units held by our general partner and its affiliates, voting as a class, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2021.

•	Transfer of ownership interests in the general partner: no approval required at any time.
          Call Right
          If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. As of the closing of the Offering, CRLLC owned approximately 69.8% of our outstanding common units. The purchase price in the event of such an acquisition will be the greater of (1) the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests and (2) the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.
          Conflicts of Interest
          Under the partnership agreement our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of a conflict of interest is either (1) approved by the conflicts committee of the board of directors of the general partner, although the general partner is not obligated to seek such approval, (2) approved by the vote of a majority of the outstanding common units, excluding any common units owned by the general partner or any of its affiliates, although the general partner is not obligated to seek such approval, (3) on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or (4) fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

          In addition to the provisions described above, the partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty.
• The partnership agreement permits the general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling the general partner to consider only the interests and factors that it desires and imposes no duty or obligation on the general partner to give any consideration to any interest of, or factors affecting, us, our affiliates, any limited partner or the common unitholders.
• The partnership agreement provides that the general partner shall not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in our best interests.
• The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of the general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us, as determined by the general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” the general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us.
• The partnership agreement provides that the general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.
• The partnership agreement provides that in resolving conflicts of interest, it will be presumed that in making its decision, the general partner or its conflicts committee acted in good faith and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.
          The partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by the general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of our general partner’s state law fiduciary duty standards.
• Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.
• The partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement provides that when the general partner is acting in its capacity as a general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when the general partner is acting in its individual capacity, as opposed to in its capacity as a general partner, it may act without any fiduciary obligation to us or our unitholders whatsoever. These contractual standards reduce the obligations to which our general partner would otherwise be held.
• The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be (1) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (2) “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).
• If our general partner does not seek approval from the conflicts committee of its board of directors or the common unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet point above, then it will be presumed that, in making its decision, the board of directors of the general partner, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.
• Delaware law generally provides that a limited partner may institute legal action on behalf of the Partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.
• In addition to the other more specific provisions limiting the obligations of our general partner, the partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.
Credit Agreement
          On April 13, 2011, our subsidiary CRNF entered into a Credit and Guaranty Agreement (the “Partnership Credit Agreement”), with the lenders party thereto and Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent. The Partnership Credit Agreement provides for (i) a term loan facility of $125.0 million, all of which was drawn at closing, and (ii) a revolving credit facility of $25.0 million, none of which was drawn at closing. The Partnership Credit Agreement also includes an uncommitted incremental facility of up to $50.0 million. The Partnership Credit Agreement matures on April 13, 2016. Of the $125.0 million of term loan proceeds drawn at closing, $87.2 million was distributed to CRLLC on April 13, 2011. The remainder was retained by us for general partnership purposes.
          Guarantees and Security
          We, and all of our future, direct and indirect, domestic subsidiaries, will unconditionally guarantee all obligations under the Partnership Credit Agreement. All obligations under the Partnership Credit Agreement and the guarantees of those obligations will be secured, subject to certain exceptions, by a security interest in substantially all of our assets and the assets of CRNF and all of the capital stock of CRNF and each domestic subsidiary owned by us or CRNF.
          Interest Rate and Fees
          Borrowings under the Partnership Credit Agreement will bear interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the highest of (1) the rate of interest quoted in the Wall Street Journal as the prime rate, (2) the federal funds effective rate plus 0.50% and (3) the sum of the adjusted Eurodollar rate that would be applicable to a Eurodollar rate loan with an interest period of one month commencing on such date and the excess of the applicable margin with respect to Eurodollar rate loans over the applicable margin with respect to base rate loans, plus, in each case, an applicable margin or (b) an adjusted Eurodollar rate plus an applicable margin. The applicable margins under the Partnership Credit Agreement are subject to step-ups and step-downs based on our leverage ratio. In addition to paying interest on outstanding principal under the Partnership Credit Agreement, we will be required to pay a commitment fee, in respect of the unutilized commitments thereunder, of 0.50% per annum multiplied by such unutilized commitments. We will also be required to pay customary letter of credit fees, including, without limitation, a letter of credit fee equal to the applicable margin on revolving credit LIBOR loans and fronting fees.
          Mandatory Prepayments
          We will be required to prepay outstanding amounts under the new term facility in an amount equal to the net proceeds from the sale of assets or from insurance or condemnation awards related to collateral, in each case subject to certain reinvestment rights. In addition, we will be required to prepay outstanding amounts under the new term facility with the net proceeds from certain issuances of debt (other than debt permitted to be incurred under the Partnership Credit Agreement).
          Voluntary Prepayments/Commitment Reductions
          At any time, we may voluntarily reduce the unutilized portion of the revolving commitment amount, and prepay, in whole or in part, outstanding amounts under the Partnership Credit Agreement without premium or penalty other than customary “breakage” costs with respect to Eurodollar rate loans.
          Amortization and Final Maturity
          There is no scheduled amortization under the Partnership Credit Agreement. All outstanding amounts under the Partnership Credit Agreement will be due and payable in full five years after the closing date of the Partnership Credit Agreement.
          Restrictive Covenants and Other Matters
          The Partnership Credit Agreement will require us to maintain (i) a minimum interest coverage ratio (ratio of Consolidated Adjusted EBITDA to interest) as of any fiscal quarter of 3.0 to 1.0 and (ii) a maximum leverage ratio (ratio of debt to Consolidated Adjusted EBITDA) of (a) as of any fiscal quarter ending after April 13, 2011 and prior to December 31, 2011, 3.50 to 1.0, and (b) as of any fiscal quarter ending on or after December 31, 2011, 3.0 to 1.0 in all cases calculated on a trailing four quarter basis. In addition, the Partnership Credit Agreement will include negative covenants that will, subject to significant exceptions, limit our ability and the ability of certain of our subsidiaries to, among other things:
•	incur, assume or permit to exist additional indebtedness, guarantees and other contingent obligations;

•	incur liens;

•	make negative pledges;

•	pay dividends or make other distributions;

•	make certain loans and investments;

•	consolidate, merge or sell all or substantially all of our assets;

•	enter into sale-leaseback transactions; and

•	enter into transactions with affiliates.
          The Partnership Credit Agreement provides that we can make distributions to holders of our common units, but only if we are in compliance with our leverage ratio and interest coverage ratio covenants on a pro forma basis after giving effect to any distribution and there is no default or event of default under the facility. The Partnership Credit Agreement contains certain customary representations and warranties, affirmative covenants and events of default, including among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the Partnership Credit Agreement to be in force and effect, and change of control. An event of default will also be triggered if CVR Energy or any of its subsidiaries (other than us and CRNF) terminates or violates any of its covenants in any of the intercompany agreements between us and CVR Energy and its subsidiaries (other than us and CRNF) and such action has a material adverse effect on us. If an event of default occurs, the administrative agent under the Partnership Credit Agreement would be entitled to take various actions, including the acceleration of amounts due under the Partnership Credit Agreement and all actions permitted to be taken by a secured creditor.
Amended and Restated Omnibus Agreement
          On April 13, 2011, in connection with the closing of the Offering, we entered into an Amended and Restated Omnibus Agreement (the “Amended and Restated Omnibus Agreement”) by and among us, CVR Energy, and CVR GP.
          Under the Amended and Restated Omnibus Agreement, CVR Energy has agreed not to, and will cause its controlled affiliates other than us not to, engage in, whether by acquisition or otherwise, the production, transportation or distribution, on a wholesale basis, of fertilizer in the contiguous United States, or a fertilizer restricted business, for so long as CVR Energy and its affiliates continue to own at least 50% of our outstanding units. The restrictions do not apply to:
•	any fertilizer restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a fertilizer restricted business, as determined in good faith by CVR Energy’s board of directors; however, if at any time CVR Energy completes such an acquisition, CVR Energy must, within 365 days of the closing of the transaction, offer to sell the fertilizer-related assets to us for their fair market value plus any additional tax or other similar costs that would be required to transfer the fertilizer-related assets to us separately from the acquired business or package of assets;

•	engaging in any fertilizer restricted business subject to the offer to us described in the immediately preceding bullet point pending our determination whether to accept such offer and pending the closing of any offers that we accept;

•	engaging in any fertilizer restricted business if we have previously advised CVR Energy that we have elected not to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any fertilizer restricted business.
          Under the Amended and Restated Omnibus Agreement, we have agreed not to, and will cause our controlled affiliates not to, engage in, whether by acquisition or otherwise, (i) the ownership or operation within the United States of any refinery with processing capacity greater than 20,000 bpd whose primary business is producing transportation fuels or (ii) the ownership or operation outside the United States of any refinery, regardless of its processing capacity or primary business, or a refinery restricted business, in either case, for so long as CVR Energy and its affiliates continue to own at least 50% of our outstanding units. The restrictions will not apply to:
•	any refinery restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a refinery restricted business, as determined in good faith by our general partner’s board of directors; however, if at any time we complete such an acquisition, we must, within 365 days of the closing of the transaction, offer to sell the refinery-related assets to CVR Energy for their fair market value plus any additional tax or other similar costs that would be required to transfer the refinery-related assets to CVR Energy separately from the acquired business or package of assets;
•	engaging in any refinery restricted business subject to the offer to CVR Energy described in the immediately preceding bullet point pending CVR Energy’s determination whether to accept such offer and pending the closing of any offers CVR Energy accepts;
•	engaging in any refinery restricted business if CVR Energy has previously advised us that CVR Energy has elected not to acquire or seek to acquire such business; or
•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any refinery restricted business.
          Under the Amended and Restated Omnibus Agreement, we have also agreed that CVR Energy will have a preferential right to acquire any assets or group of assets that do not constitute assets used in a fertilizer restricted business. In determining whether to exercise any preferential right under the omnibus agreement, CVR Energy will be permitted to act in its sole discretion, without any fiduciary obligation to us or our unitholders whatsoever. These obligations will continue so long as CVR Energy owns the majority of our general partner directly or indirectly.
Amended and Restated Services Agreement
          On April 13, 2011, in connection with the closing of the Offering, we entered into an amended and restated services agreement (the “Amended and Restated Services Agreement”) by and among us, CVR Energy, and CVR GP.
          Under the Amended and Restated Services Agreement, CVR Energy has agreed to provide us with the following services, among others:
•	services by CVR Energy employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement shall serve us on a shared, part-time basis only, unless we and CVR Energy agree otherwise;
•	administrative and professional services, including legal, accounting services, human resources, insurance, tax, credit, finance, government affairs and regulatory affairs;
•	management of our property and the property of our operating subsidiary in the ordinary course of business;
•	recommendations on capital raising activities to the board of directors of our general partner, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;
•	managing or overseeing litigation and administrative or regulatory proceedings, and establishing appropriate insurance policies for us and providing safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by CVR Energy and our general partner from time to time.
          As payment for services provided under the agreement, we, our general partner, or CRNF, our operating subsidiary, must pay CVR Energy (i) all costs incurred by CVR Energy in connection with the employment of CVR Energy employees, other than administrative personnel, who provide services to us under the agreement on a full-time basis, but excluding share-based compensation; (ii) a prorated share of costs incurred by CVR Energy in connection with the employment of CVR Energy employees, including administrative personnel, who provide services to us under the agreement on a part-time basis, but excluding share-based compensation, and such prorated share shall be determined by CVR Energy on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for us; (iii) a prorated share of certain administrative costs, including office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges. We must pay CVR Energy within 15 days for invoices CVR Energy submits under the agreement.
          We and our general partner are not required to pay any compensation, salaries, bonuses or benefits to any CVR Energy employees who provide services to us or our general partner on a full-time or part-time basis; CVR Energy will continue to pay their compensation. However, personnel performing the actual day-to-day business and operations at the nitrogen fertilizer plant level will be employed directly by us and our subsidiaries and we will bear all personnel costs for these employees.
          Either CVR Energy or our general partner may temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. CVR Energy also has the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of CVR Energy’s affiliates or any other person or entity, though such delegation does not relieve CVR Energy from its obligations under the agreement. Beginning one year after the completion of the Offering, either CVR Energy or our general partner may terminate the agreement upon at least 180 days’ notice, but not more than one year’s notice. Furthermore, our general partner may terminate the agreement immediately if CVR Energy becomes bankrupt, or dissolves and commences liquidation or winding-up.
          In order to facilitate the carrying out of services under the agreement, CVR Energy and its affiliates, on the one hand, and us, on the other, have granted one another certain royalty-free, non-exclusive and non-transferable rights to use one another’s intellectual property under certain circumstances.
          The agreement also contains an indemnity provision whereby we, our general partner, and CRNF, as indemnifying parties, agree to indemnify CVR Energy and its affiliates (other than the indemnifying parties themselves) against losses and liabilities incurred in connection with the performance of services under the agreement or any breach of the agreement, unless such losses or liabilities arise from a breach of the agreement by CVR Energy or other misconduct on the part of CVR Energy, as provided in the agreement. The agreement also contains a provision stating that CVR Energy is an independent contractor under the agreement and nothing in the agreement may be construed to impose an implied or express fiduciary duty owed by CVR Energy, on the one hand, to the recipients of services under the agreement, on the other hand. The agreement prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from CVR Energy or certain affiliates, except in cases of gross negligence, willful misconduct, bad faith, reckless disregard in performance of services under the agreement, or fraudulent or dishonest acts on the part of CVR Energy.
Amended and Restated Feedstock and Shared Services Agreement
          On April 13, 2011, CRRM and CRNF entered into the amended and restated feedstock and shared services agreement (the “Amended and Restated Feedstock and Shared Services Agreement”). This agreement requires us and CVR Energy to provide feedstock and other services to each other. These feedstocks and services are utilized in the respective production processes of CVR Energy’s refinery and our nitrogen fertilizer plant. Feedstocks provided under the agreement include, among others, hydrogen, high-pressure steam, nitrogen, instrument air, oxygen and natural gas.
          The agreement provides we are obligated to provide CVR Energy with hydrogen from time to time if, in the sole discretion of the board of directors of our general partner, sales of hydrogen to the refinery would not adversely affect our classification as a partnership for U.S. federal income tax purposes, and to the extent available, CVR Energy has agreed to provide us with hydrogen from time to time. The agreement provides hydrogen supply and pricing terms for sales of hydrogen by both parties.
          The agreement provides that both parties must deliver high-pressure steam to one another under certain circumstances. We must make available to CVR Energy any high-pressure steam produced by the nitrogen fertilizer plant that is not required for the operation of the nitrogen fertilizer plant, and CVR Energy must use commercially reasonable efforts to provide high-pressure steam to us for purposes of allowing us to commence and recommence operation of the nitrogen fertilizer plant from time to time, and also for use at the Linde air separation plant adjacent to the refinery facility. CVR Energy is not required to provide such high-pressure steam if doing so would have a material adverse effect on the refinery’s operations. The price for such high pressure steam is calculated using a formula that is based on steam flow and the price of natural gas actually paid by CVR Energy.
          We are also obligated to make available to CVR Energy any nitrogen produced by the Linde air separation plant that is not required for the operation of the nitrogen fertilizer plant, as determined by us in a commercially reasonable manner. The price for the nitrogen is based on a cost of $0.035 cents per kilowatt hour, as adjusted to reflect changes in our electric bill.
          The agreement also provides that both we and CVR Energy must deliver instrument air to one another in some circumstances. We must make instrument air available for purchase by CVR Energy at a minimum flow rate, to the extent produced by the Linde air separation plant and available to it. The price for such instrument air is $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in our electric bill. To the extent that instrument air is not available from the Linde air separation plant and is available from CVR Energy, CVR Energy is required to make instrument air available to us for purchase at a price of $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in CVR Energy’s electric bill.
          The agreement also provides a mechanism pursuant to which we would transfer a tail gas stream (which is otherwise flared) to CVR Energy to fuel one of CVR Energy’s boilers. We would receive the benefit of eliminating a waste gas stream and recover the fuel value of the tail gas stream, and CVR Energy would receive the benefit of fuel abatement for the boiler. In addition, CVR Energy would receive a discount on the fuel value to enable it to recover over time the capital costs for completing the project, and a return on its investment.
          With respect to oxygen requirements, we are obligated to provide oxygen produced by the Linde air separation plant and made available to us to the extent that such oxygen is not required for operation of the nitrogen fertilizer plant. The oxygen is required to meet certain specifications and is to be sold at a fixed price.
          The agreement also addresses the means by which we and CVR Energy obtain natural gas. Currently, natural gas is delivered to both the nitrogen fertilizer plant and the refinery pursuant to a contract between CVR Energy and Atmos Energy Corp. (“Atmos”). Under the feedstock and shared services agreement, we reimburse CVR Energy for natural gas transportation and natural gas supplies purchased on our behalf. At our request, or at the request of CVR Energy, in order to supply us with natural gas directly, both parties will be required to use their commercially reasonable efforts to (i) add us as a party to the current contract with Atmos or reach some other mutually acceptable accommodation with Atmos whereby both we and CVR Energy would each be able to receive, on an individual basis, natural gas transportation service from Atmos on similar terms and conditions as set forth in the current contract, and (ii) purchase natural gas supplies on their own account.

          The agreement also addresses the allocation of various other feedstocks, services and related costs between the parties. Sour water, water for use in fire emergencies, finished product tank capacity, costs associated with security services, and costs associated with the removal of excess sulfur are all allocated between the two parties by the terms of the agreement. The agreement also requires us to reimburse CVR Energy for utility costs related to a sulfur processing agreement between CVR Energy and Tessenderlo Kerley, Inc. (“Tessenderlo Kerley”). We have a similar agreement with Tessenderlo Kerley. Otherwise, costs relating to both our and CVR Energy’s existing agreements with Tessenderlo Kerley are allocated equally between the two parties except in certain circumstances.
          The parties may temporarily suspend the provision of feedstocks or services pursuant to the terms of the agreement if repairs or maintenance are necessary on applicable facilities. Additionally, the agreement imposes minimum insurance requirements on the parties and their affiliates.
          The agreement has an initial term of 20 years, which will be automatically extended for successive five-year renewal periods. Either party may terminate the agreement, effective upon the last day of a term, by giving notice no later than three years prior to a renewal date. The agreement will also be terminable by mutual consent of the parties or if one party breaches the agreement and does not cure within applicable cure periods and the breach materially and adversely affects the ability of the terminating party to operate its facility. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at the nitrogen fertilizer plant or the refinery are permanently terminated, or if either party is subject to a bankruptcy proceeding, or otherwise becomes insolvent.
          Either party is entitled to assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes, or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements. The agreement contains an obligation to indemnify the other party and its affiliates against liability arising from breach of the agreement, negligence, or willful misconduct by the indemnifying party or its affiliates. The indemnification obligation will be reduced, as applicable, by amounts actually recovered by the indemnified party from third parties or insurance coverage. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from either party or certain affiliates.
Amended and Restated Cross-Easement Agreement
          CRNF entered into a cross-easement agreement with CRRM in October 2007 so that both we and CVR Energy can access and utilize each other’s land in certain circumstances in order to operate our respective businesses. The agreement grants easements for the benefit of both parties and establishes easements for operational facilities, pipelines, equipment, access and water rights, among other easements. The intent of the agreement is to structure easements which provide flexibility for both parties to develop their respective properties, without depriving either party of the benefits associated with the continuous reasonable use of the other party’s property. In connection with the Offering, on April 13, 2011, we entered into an amended and restated cross-easement agreement with CVR Energy in order to make several minor and technical adjustments to the existing agreement.
Amended and Restated Registration Rights Agreement
          In connection with the Offering, on April 13, 2011, we entered into an amended and restated registration rights agreement with CRLLC, the wholly-owned subsidiary of CVR Energy that owns 69.8% of our common units, pursuant to which we may be required to register the sale of our common units CRLLC holds. Under the registration rights agreement, CRLLC has the right to request that we register the sale of common units held by CRLLC on six occasions, including requiring us to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, CRLLC and its permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if we elect to register any of our equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All of our common units held by CRLLC and any permitted transferee are entitled to these registration rights, except that the demand registration rights may only be transferred in whole and not in part.
Trademark License Agreement
          In connection with the Offering, on April 13, 2011, we entered into a trademark license agreement pursuant to which CVR Energy granted us a non-exclusive, non-transferrable license to use the CVR Partners and Coffeyville Resources logos in connection with our business. We have agreed to use the marks only in the form and manner and with appropriate legends as prescribed from time to time by CVR Energy, and have agreed that the nature and quality of the business that uses the marks will conform to standards currently applied by CVR Partners. Either party can terminate the license with 60 days’ prior notice.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          The description of the Partnership Credit Agreement provided above under Item 1.01 is incorporated in this Item 2.03 by reference.

Item 3.02.	Unregistered Sales of Equity Securities.
     The description of the issuance of common units to CRLLC in exchange for its existing common GP units and common LP units in connection with the Offering and pursuant to the Amended and Restated Contribution, Conveyance and Assumption Agreement described above under Item 1.01 is incorporated in this Item 3.02 by reference. The foregoing transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act contained in Section 4(2) thereof.

Item 3.03	Material Modification to Rights of Security Holders.
     The descriptions of the Amended and Restated Contribution Agreement and the Second Amended and Restated Limited Partnership Agreement described above under Item 1.01, and attached hereto as Exhibit 3.1, are incorporated in this Item 3.03 by reference.

Item 5.01	Changes in Control of Registrant.
     The description of the sale of CVR GP, our general partner, from CA III to CRLLC in connection with the Offering and pursuant to the Amended and Restated Contribution Agreement described above under Item 1.01 is incorporated in this Item 5.01 by reference.

Item 5.02	Compensatory Arrangements of Certain Officers.
     On March 16, 2011, the board of directors of our general partner adopted the CVR Partners, LP Long-Term Incentive Plan (“LTIP”). Individuals who will be eligible to receive awards under the LTIP include CVR Partners’ and its subsidiaries’, parents’ and general partner’s employees, officers, consultants and directors. The LTIP will allow for the grant of options, unit appreciation rights, distribution equivalent rights, restricted units, phantom units and other unit-based awards, each in respect of common units representing limited partner interests in us. The foregoing description of the LTIP is not complete and is qualified in its entirety by reference to the full text of the LTIP, which is filed as Exhibit 10.1 to our Registration Statement on Form S-8, filed with the Securities and Exchange Commission on April 12, 2011.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.
          In connection with the Offering, CVR GP and CRLLC entered into the Second Amended and Restated Limited Partnership Agreement, dated April 13, 2011, attached hereto as Exhibit 3.1, and CVR GP entered into the Amended and Restated Certificate of Limited Partnership of the Partnership, dated April 8, 2011, attached hereto as Exhibit 3.2.

Item 9.01.	Financial Statements and Exhibits.
          Exhibits
          A list of exhibits filed herewith is contained in the exhibit index following the signature page hereto and is incorporated by reference herein.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2011
CVR PARTNERS, LP
	By:	CVR GP, LLC, its general partner

	By:	/s/ Edmund S. Gross
Edmund S. Gross
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of April 7, 2011, among CVR Partners, LP, Coffeyville Resources Nitrogen Fertilizers, LLC, CVR GP, LLC and Coffeyville Resources, LLC and Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named therein.

3.1	Second Amended and Restated Limited Partnership Agreement, dated April 13, 2011.

3.2	Amended and Restated Certificate of Limited Partnership of the Partnership, dated April 8, 2011.

99.1	Press release issued April 13, 2011 by CVR Partners, LP.